Exhibit 99.1

Life Storage, Inc. Reports Fourth Quarter and Full Year 2020 Results

BUFFALO, N.Y.--(BUSINESS WIRE)--February 22, 2021--Life Storage, Inc. (NYSE:LSI), a leading national owner and operator of self-storage properties, reported operating results for the quarter and year ended December 31, 2020. All share and per share information has been retrospectively adjusted to reflect the January 2021 three-for-two stock split made in the form of a 50% stock dividend.

Highlights for the Fourth Quarter Included:

  Generated net income attributable to common shareholders of $41.6 million, or $0.57 per fully diluted common share.
  Achieved adjusted funds from operations (“FFO”)(1) per fully diluted common share of $1.07, an 11.5% increase over the same period in 2019.
  Increased same store revenue by 4.9% and same store net operating income (“NOI”)(2) by 6.8%, year-over-year.
  Acquired nine stores for $113.0 million, including one store from one of our unconsolidated joint ventures for $11.5 million.
  Added 21 stores to the Company’s third-party management platform.

Highlights for the Full Year Included:

  Generated net income attributable to common shareholders of $151.6 million, or $2.13 per fully diluted common share.
  Achieved adjusted funds from operations (“FFO”)(1) per fully diluted common share of $3.97, a 5.9% increase over the same period in 2019.
  Increased same store revenue by 1.6% and same store net operating income (“NOI”)(2) by 2.3%, year-over-year.
  Acquired 40 stores for $532.6 million, including 32 stores from three of our unconsolidated joint ventures for $431.1 million.
  Added 77 stores to the Company’s third-party management platform; the Company grew its third-party management portfolio 11% in 2020 despite acquiring 32 previously managed stores from unconsolidated joint ventures.
  Completed a $400 million offering of 2.2% Senior Unsecured Notes due 2030.
  Bolstered Warehouse Anywhere’s ecommerce solution through a partnership with Deliverr, a leading technology-enabled fulfillment organization, with the build-out of a micro-fulfillment center in Las Vegas and a second launched in Chicago in the first quarter of 2021.
  Launched “Rent Now 2.0,” the Company’s dynamic pricing, second generation, fully-digital rental platform that allows customers to self-serve and move into their storage unit with no human interaction; the new pricing alternatives allow customers to select a storage unit from one of three convenience and pricing-based tiers according to their individual needs and preferences.

Joe Saffire, the Company’s Chief Executive Officer, stated, “I am so proud of what our team accomplished in 2020 despite the challenges of the COVID-19 pandemic. We quickly adapted to operate in a manner designed to keep our teammates and customers safe. Rent Now contributed to differentiated performance as we grew same store occupancy significantly by year end, up more than 300 basis points, year-over-year. We invested more than $500 million in store acquisitions, while growing our total store count by 8.5%. Additionally, we positioned Warehouse Anywhere to capitalize on the significant consumer shift toward ecommerce. I believe we are very well positioned to continue executing on our strategic initiatives to further grow shareholder value in 2021 and beyond.”

FINANCIAL RESULTS:

In the fourth quarter of 2020, the Company generated net income attributable to common shareholders of $41.6 million or $0.57 per fully diluted common share, compared to net income attributable to common shareholders of $43.5 million, or $0.62 per fully diluted common share, in the fourth quarter of 2019. Net income in the same quarter last year benefited from a $4.8 million gain on sales of storage facilities and real estate.

For the year ended December 31, 2020, the Company achieved $151.6 million of net income attributable to common shareholders, or $2.13 per fully diluted common share, as compared to $258.7 million, or $3.70 per fully diluted common share, for the year ended December 31, 2019. The decrease in net income was largely attributable to the $104.4 million gain on sale of storage facilities in 2019.

Funds from operations for the quarter were $1.02 per fully diluted common share compared to $0.97 for the same period last year. After adjusting for the $4.0 million impact of a make-whole payment on a repaid note, adjusted FFO per fully diluted common share for the quarter was $1.07, compared to $0.96, after adjusting for $1.1 million for a gain on sale of land and acquisition fees, for the quarter ended December 31, 2019.

For the year ended 2020, FFO per fully diluted common share was $3.90 compared to $3.80 for the same period last year. Absent the $5.0 million impact in 2020 due to the make-whole payment, uninsured damages and customer reinsurance claims (net) resulting from hurricane damage in September 2020, a gain on sale of land and acquisition fees, adjusted FFO per fully diluted common share for the year was $3.97. Adjusted FFO for the year ended 2019 was $3.75, after adjusting for the impact of $3.4 million of a lawsuit settlement, gain on sale of land, acquisition fee income and costs related to an officer’s retirement.

OPERATIONS:

Revenues for the 515 stabilized stores wholly owned by the Company since December 31, 2018 increased 4.9% in the fourth quarter of 2020 compared to the same quarter of 2019. The increase largely resulted from the net impact of a 310 basis point increase in average occupancy.

Same store operating expenses increased 1.0% for the fourth quarter of 2020 compared to the prior year period, the result of increased repair and maintenance, payroll and benefits, office and other operating expense and insurance costs. The increases were offset by decreases in real estate taxes, utilities and marketing expenses. Same store NOI increased 6.8% in the fourth quarter of 2020 as compared to the fourth quarter of 2019.

Same store payroll and benefits included a one-time bonus payment to select store team members totaling $0.3 million in aggregate in recognition of their successful efforts rapidly implementing revised store procedures in response to the COVID-19 pandemic. Had that payment not occurred, same store payroll and benefits would have increased only 0.7%, rather than 3.9%, in the fourth quarter of 2020, compared to the same period last year.

During the fourth quarter of 2020, the Company achieved same store revenue growth in 28 of its 30 major markets. Overall, the markets with the strongest positive revenue impact were New York-Newark-Jersey City, New England-Other, Buffalo-Upstate, Boston and Chicago.

PORTFOLIO TRANSACTIONS:

During the quarter, the Company acquired nine stores in Florida (3), California (2), New Jersey (1), Missouri (1), South Carolina (1) and New York (1) for a total purchase price of $113.0 million.

At December 31, 2020, the Company was under contract to acquire 10 self-storage facilities in California (1), Florida (8) and South Carolina (1) for an aggregate purchase price of $111.3 million. During January 2021, the Company completed the acquisition of the two self-storage facilities in California and South Carolina for an aggregate purchase price of $26.3 million. Subsequent to December 31, 2020, the Company entered into contracts to acquire three self-storage facilities in Washington (2) and New York (1) for an aggregate purchase price of $87.9 million. The purchases of the remaining facilities are subject to customary conditions to closing, and there is no assurance that any of these facilities will be acquired.

THIRD-PARTY MANAGEMENT:

The Company continues to aggressively and profitably grow its third-party management platform. During the quarter, the Company added 21 stores. As of quarter end, the Company managed 330 facilities in total, including those in which it owns a minority interest.

FINANCIAL POSITION:

At December 31, 2020, the Company had approximately $54.4 million of cash on hand, and approximately $499.9 million available on its line of credit.

During the three months ended December 31, 2020, the Company issued 1,877,742 shares of common stock under its continuous equity offering program at a weighted average issue price of $75.60 per share, generating net proceeds after expenses of $140.5 million. The Company filed a new $500 million continuous equity offering program on December 29, 2020, and in early January 2021 issued an additional 1,205,009 shares of common stock under this program at a weighted average issue price of $78.79, generating net proceeds after expenses of $94.0 million.

Below are key financial ratios at December 31, 2020:

• Debt to Enterprise Value (at $79.59/share)	27.2%
• Debt to Book Cost of Storage Facilities	41.5%
• Debt to Recurring Annualized EBITDA	5.4x
• Debt Service Coverage	4.7x

STOCK SPLIT AND COMMON STOCK DIVIDEND:

Subsequent to quarter end, the Company completed a three-for-two stock split, which was made in the form of a 50% stock dividend. The additional shares were distributed on January 27, 2021 and Life Storage’s common stock began trading on a split-adjusted basis on January 28, 2021.

Also subsequent to quarter end, Life Storage’s Board of Directors approved a quarterly dividend of $0.74 per share, or $2.96 annualized, on a post-split basis. The dividend was paid on January 27, 2021 to shareholders of record on January 15, 2021.

YEAR 2021 EARNINGS GUIDANCE:

The following assumptions covering operations have been utilized in formulating guidance for 2021:

Year 2021 Earnings Guidance	Current Guidance
	Range
Same Store Revenue	3.75%	-	4.75%
Same Store Operating Costs (excluding property taxes)	2.25%	-	3.25%
Same Store Property Taxes	6.75%	-	7.75%
Total Same Store Operating Expenses	4.00%	-	5.00%
Same Store Net Operating Income	3.75%	-	4.75%
General & Administrative	$56M	-	$57M
Expansions & Enhancements	$40M	-	$50M
Capital Expenditures	$21M	-	$26M
Wholly Owned Acquisitions	$350M	-	$450M
Joint Venture Investments	$20M	-	$25M
Adjusted Funds from Operations per Share	$4.18	-	$4.28

	1Q 2021	FY 2021
Reconciliation of Guidance	Range or Value	Range or Value
Earnings per share attributable to common shareholders - diluted	$0.55 - $0.59	$2.39 - $2.49
Plus: real estate depreciation and amortization	0.43 - 0.43	1.79 - 1.79
FFO per share	$0.98 - $1.02	$4.18 - $4.28

The Company’s 2021 same store pool consists of the 531 stabilized stores wholly owned since December 31, 2019. Twenty-two of the stores purchased through December 31, 2020 at certificate of occupancy or that were in the early stages of lease-up are not included, regardless of their current occupancies. The Company believes that occupancy levels achieved during the lease-up period, using discounted rates, are not truly indicative of a new store’s performance, and therefore do not result in a meaningful year-over-year comparison in future years. The Company will include such stores in its same store pool in the second year after the stores achieve 80% sustained occupancy using market rates and incentives.

FORWARD LOOKING STATEMENTS:

When used in this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward-looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933 and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the effect of competition from new self-storage facilities, which would cause rents and occupancy rates to decline; risks associated with the COVID-19 global health crisis or similar events, including but not limited to (i) the impact to the health of our employees and/or customers, (ii) the negative impacts to the economy and to self-storage customers which could reduce the demand for self-storage or reduce our ability to collect rent, (iii) reducing or eliminating our ability to increase rents charged to our current or future customers, (iv) limiting our ability to collect rent from or evict past due customers, (v) we could see an increase in move-outs of longer-term customers due to the economic uncertainty and significant rise in unemployment resulting from the COVID-19 global health crisis which could lead to lower occupancies and reduced average rental rates as longer-term customers are replaced with new customers at lower rates, and (vi) potential negative impacts on the cost and availability of debt and equity which could have a negative impact on our capital and growth plans; the Company’s ability to evaluate, finance and integrate acquired self-storage facilities into the Company’s existing business and operations; the Company’s ability to effectively compete in the industry in which it does business; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; any future ratings on the Company’s debt instruments; regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of operating expenses, principal, interest and dividends; and tax law changes that may change the taxability of future income.

CONFERENCE CALL:

Life Storage will hold its Fourth Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Tuesday, February 23, 2021. To help avoid connection delays, participants are encouraged to pre-register using this link. Anyone unable to pre-register may access the conference call at 844-707-6940 (domestic) or 412-317-5702 (international). Management will accept questions from registered financial analysts after prepared remarks; all others are encouraged to listen to the call via webcast by accessing the investor relations tab at lifestorage.com. The webcast will be archived for a period of six months.

ABOUT LIFE STORAGE, INC:

Life Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self-storage facilities. Located in Buffalo, New York, the Company operates more than 900 storage facilities in 31 states and in the province of Ontario, Canada. The Company serves both residential and commercial storage customers with storage units rented by month. Life Storage consistently provides responsive service to approximately 500,000 customers, making it a leader in the industry. For more information visit http://invest.lifestorage.com.

Life Storage, Inc.
Balance Sheet Data
(unaudited)

	December 31,	December 31,
(dollars in thousands)	2020	2019
Assets
Investment in storage facilities:
Land	$951,813	$884,235
Building, equipment and construction in progress	4,378,510	3,865,238
	5,330,323	4,749,473
Less: accumulated depreciation	(873,178)	(756,333)
Investment in storage facilities, net	4,457,145	3,993,140
Cash and cash equivalents	54,400	17,458
Accounts receivable	15,464	12,218
Receivable from joint ventures	1,064	1,302
Investment in joint ventures	143,042	154,984
Prepaid expenses	8,326	7,771
Intangible asset - in-place customer leases	5,409	2,910
Trade name	16,500	16,500
Other assets	26,498	26,681
Total Assets	$4,727,848	$4,232,964

Liabilities
Line of credit	$-	$65,000
Term notes, net	2,155,457	1,858,271
Accounts payable and accrued liabilities	112,654	103,942
Deferred revenue	17,416	11,699
Mortgages payable	37,777	34,851
Total Liabilities	2,323,304	2,073,763

Noncontrolling redeemable Operating Partnership Units at redemption value	26,446	26,307

Equity
Common stock	495	467
Additional paid-in capital	2,671,311	2,376,723
Accumulated deficit	(288,667)	(238,338)
Accumulated other comprehensive loss	(5,041)	(5,958)
Total Shareholders' Equity	2,378,098	2,132,894
Total Liabilities and Shareholders' Equity	$4,727,848	$4,232,964

Life Storage, Inc.
Consolidated Statements of Operations
(unaudited)
	October 1, 2020	October 1, 2019	January 1, 2020	January 1, 2019
	to	to	to	to
(dollars in thousands, except share data)	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Revenues
Rental income	$145,852	$129,150	$539,554	$510,774
Other operating income	16,353	14,286	59,811	49,691
Management and acquisition fee income	4,300	4,118	17,406	14,274
Total operating revenues	166,505	147,554	616,771	574,739

Expenses
Property operations and maintenance	36,977	33,294	138,273	130,103
Real estate taxes	17,550	16,634	70,302	65,061
General and administrative	13,557	12,221	52,055	46,622
Payments for rent	-	-	-	358
Depreciation and amortization	30,777	26,638	117,302	104,199
Amortization of in-place customer leases	1,812	1,253	5,623	2,931
Total operating expenses	100,673	90,040	383,555	349,274

Gain on sale of storage facilities	-	4,131	-	104,353
Gain on sale of real estate	-	705	302	1,781
Income from operations	65,832	62,350	233,518	331,599

Other income (expense)
Interest expense (A)	(24,959)	(20,091)	(86,015)	(76,430)
Interest income	4	2	19	342
Equity in income of joint ventures	923	1,470	4,838	4,566

Net income	41,800	43,731	152,360	260,077
Net income attributable to noncontrolling interests in the Operating Partnership	(213)	(230)	(789)	(1,378)
Net income attributable to common shareholders	$41,587	$43,501	$151,571	$258,699

Earnings per common share attributable to common shareholders - basic	$0.57	$0.62	$2.13	$3.70

Earnings per common share attributable to common shareholders - diluted	$0.57	$0.62	$2.13	$3.70

Common shares used in basic earnings per share calculation	73,100,672	69,902,115	71,054,907	69,875,445

Common shares used in diluted earnings per share calculation	73,275,641	70,030,851	71,177,763	69,979,595

Dividends declared per common share	$0.7133	$0.6667	$2.8533	$2.6667

(A) Interest expense for the period ending December 31 consists of the following
Interest expense	$20,325	$19,477	$79,584	$74,101
Make-whole payment on repaid note	4,030	-	4,030	-
Amortization of debt issuance costs	604	614	2,401	2,329
Total interest expense	$24,959	$20,091	$86,015	$76,430

Life Storage, Inc.
Computation of Funds From Operations (FFO) (1)
(unaudited)
	October 1, 2020	October 1, 2019	January 1, 2020	January 1, 2019
	to	to	to	to
(dollars in thousands, except share data)	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Net income attributable to common shareholders	$41,587	$43,501	$151,571	$258,699
Noncontrolling interests in the Operating Partnership	213	230	789	1,378
Depreciation of real estate and amortization of intangible assets exclusive of debt issuance costs	31,955	27,310	120,512	105,107
Depreciation and amortization from unconsolidated joint ventures	1,311	1,727	5,814	6,195
Gain on sale of storage facilities	-	(4,131)	-	(104,353)
Funds from operations allocable to noncontrolling interest in Operating Partnership	(382)	(361)	(1,443)	(1,417)
Funds from operations available to common shareholders	74,684	68,276	277,243	265,609
FFO per share - diluted	$1.02	$0.97	$3.90	$3.80

Adjustments to FFO
Make-whole payment on repaid note	$4,030	$-	$4,030	$-
Uninsured damages and customer reinsurance claims, net	-	-	1,546	-
Lawsuit settlement	-	-	-	(1,651)
Gain on sale of land	-	(705)	(302)	(1,781)
Acquisition fee	-	(442)	(217)	(442)
Costs related to officer's retirement	-	-	-	443
Funds from operations resulting from non-recurring items allocable to noncontrolling interest in Operating Partnership	(21)	6	(26)	18
Adjusted funds from operations available to common shareholders	78,693	67,135	282,274	262,196
Adjusted FFO per share - diluted	$1.07	$0.96	$3.97	$3.75

Common shares - diluted	73,275,641	70,030,851	71,177,763	69,979,595

Life Storage, Inc.
Computation of Net Operating Income (2)
(unaudited)
	October 1, 2020	October 1, 2019	January 1, 2020	January 1, 2019
	to	to	to	to
(dollars in thousands)	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Net Income	$41,800	$43,731	$152,360	$260,077
General and administrative	13,557	12,221	52,055	46,622
Payments for rent	-	-	-	358
Depreciation and amortization	32,589	27,891	122,925	107,130
Gain on sale of storage facilities	-	(4,131)	-	(104,353)
Gain on sale of real estate	-	(705)	(302)	(1,781)
Interest expense	24,959	20,091	86,015	76,430
Interest income	(4)	(2)	(19)	(342)
Equity in income of joint ventures	(923)	(1,470)	(4,838)	(4,566)
Net operating income	$111,978	$97,626	$408,196	$379,575

Same store (4)	$88,008	$82,426	$331,556	$324,020
Net operating income related to tenant reinsurance	7,760	7,012	29,013	26,298
Other stores and management fee income	16,210	8,188	47,627	29,257
Total net operating income	$111,978	$97,626	$408,196	$379,575

Life Storage, Inc.
Quarterly Same Store Data (3) (4) 515 mature stores owned since 12/31/18
(unaudited)
	October 1, 2020	October 1, 2019
	to	to		Percentage
(dollars in thousands)	December 31, 2020	December 31, 2019	Change	Change

Revenues:
Rental income	$127,133	$121,345	$5,788	4.8%
Other operating income	1,658	1,462	196	13.4%
Total operating revenues	128,791	122,807	5,984	4.9%

Expenses:
Payroll and benefits	9,881	9,511	370	3.9%
Real estate taxes	14,522	15,357	(835)	-5.4%
Utilities	3,156	3,499	(343)	-9.8%
Repairs and maintenance	4,778	3,890	888	22.8%
Office and other operating expense	4,160	3,833	327	8.5%
Insurance	1,610	1,478	132	8.9%
Advertising	48	168	(120)	-71.4%
Internet marketing	2,628	2,645	(17)	-0.6%
Total operating expenses	40,783	40,381	402	1.0%

Net operating income (2)	$88,008	$82,426	$5,582	6.8%

QTD Same store move ins	46,701	44,112	2,589

QTD Same store move outs	46,610	45,749	861

Other Comparable Quarterly Same Store Data (4)
(unaudited)
	October 1, 2020	October 1, 2019
	to	to		Percentage
	December 31, 2020	December 31, 2019	Change	Change
2019 Same store pool (502 stores)
Revenues	$126,133	$120,337	$5,796	4.8%
Expenses	39,675	39,376	299	0.8%
Net operating income	$86,458	$80,961	$5,497	6.8%

2018 Same store pool (486 stores)
Revenues	$121,739	$116,064	$5,675	4.9%
Expenses	38,169	37,559	610	1.6%
Net operating income	$83,570	$78,505	$5,065	6.5%

Life Storage, Inc.
Year to Date Same Store Data (3) (4) 515 mature stores owned since 12/31/18
(unaudited)
	January 1, 2020	January 1, 2019
	to	to		Percentage
(dollars in thousands)	December 31, 2020	December 31, 2019	Change	Change

Revenues:
Rental income	$490,343	$482,006	$8,337	1.7%
Other operating income	6,298	6,617	(319)	-4.8%
Total operating revenues	496,641	488,623	8,018	1.6%

Expenses:
Payroll and benefits	37,761	38,864	(1,103)	-2.8%
Real estate taxes	62,958	61,054	1,904	3.1%
Utilities	13,894	15,199	(1,305)	-8.6%
Repairs and maintenance	15,579	16,582	(1,003)	-6.0%
Office and other operating expense	14,998	15,529	(531)	-3.4%
Insurance	6,017	5,909	108	1.8%
Advertising	233	877	(644)	-73.4%
Internet marketing	13,645	10,589	3,056	28.9%
Total operating expenses	165,085	164,603	482	0.3%

Net operating income (2)	$331,556	$324,020	$7,536	2.3%

YTD Same store move ins	199,200	193,099	6,101

YTD Same store move outs	182,563	192,758	(10,195)

Life Storage, Inc.
Other Data - unaudited	Same Store (3)		All Stores (5)
	2020	2019	2020	2019

Weighted average quarterly occupancy	93.1%	90.0%	92.4%	88.7%

Occupancy at December 31	92.9%	89.6%	92.2%	88.2%

Rent per occupied square foot	$14.67	$14.66	$14.69	$14.63

Life Storage, Inc.
Other Data - unaudited (continued)

Investment in Storage Facilities: (unaudited)
The following summarizes activity in storage facilities during the twelve months ended December 31, 2020:

Beginning balance	$4,749,473
Property acquisitions	523,922
Improvements and equipment additions:
Expansions	41,317
Roofing, paving, and equipment:
Stabilized stores	24,206
Recently acquired stores	1,546
Change in construction in progress (Total CIP $18.6 million)	(9,632)
Dispositions and Impairments	(509)
Storage facilities at cost at period end	$5,330,323

Comparison of Selected G&A Costs (unaudited)	Quarter Ended		Year Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Management and administrative salaries and benefits	$9,784	$6,583	$31,800	$26,667
Training	320	409	887	1,197
Call center	865	702	3,160	2,960
Life Storage Solutions costs	467	405	1,029	1,300
Income taxes	(1,001)	544	1,628	2,249
Legal, accounting and professional	430	1,293	3,360	4,100
Lawsuit settlement	-	-	-	(1,651)
Other administrative expenses (6)	2,692	2,285	10,191	9,800
	$13,557	$12,221	$52,055	$46,622

Net rentable square feet	December 31, 2020
Wholly owned properties	43,272,425
Joint venture properties	6,753,232
Third party managed properties	17,689,773
	67,715,430

	December 31, 2020	December 31, 2019

Common shares outstanding	74,211,920	70,013,900
Operating Partnership Units outstanding	334,149	369,699

(1) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income available to common shareholders computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus impairment of real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(2) Net operating income or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that we define as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income: interest expense, impairment and casualty losses, operating lease expenses, depreciation and amortization expense, any losses on sale of real estate, acquisition related costs, general and administrative expense, and deducting from net income: income from discontinued operations, interest income, any gains on sale of real estate, and equity in income of joint ventures. We believe that NOI is a meaningful measure to investors in evaluating our operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, and in comparing period-to-period and market-to-market property operating results. Additionally, NOI is widely used in the real estate industry and the self-storage industry to measure the performance and value of real estate assets without regard to various items included in net income that do not relate to or are not indicative of operating performance, such as depreciation and amortization, which can vary depending on accounting methods and book value of assets. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income.

(3) Includes the stores owned and/or managed by the Company for the entire periods presented that are consolidated in our financial statements. Does not include unconsolidated joint ventures or other stores managed by the Company.

(4) Revenues and expenses do not include items related to tenant reinsurance.

(5) Does not include unconsolidated joint venture stores or other stores managed by the Company.

(6) Other administrative expenses include office rent, travel expense, investor relations and miscellaneous other expenses.

Contacts

Life Storage, Inc.
David Dodman
(716) 229-8284
ddodman@lifestorage.com